EXHIBIT 10

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into by and between MTS Systems Corporation (the “Company”) and Kathleen M. Staby (“Consultant”) effective as January 9, 2012 (the “Effective Date”).

WHEREAS, the Company is in the business of the design, engineering, manufacture, marketing, sales, service and distribution of test systems and industrial position sensors;

WHEREAS, Consultant has experience and skills useful to the Company, including but not limited human resources management experience and skills;

WHEREAS, Consultant is a former executive employee of the Company who has agreed to provide certain consulting services for a limited period of time pursuant to the terms and conditions contained in this Agreement for the term specified herein; and

WHEREAS, the Company and Consultant wish to set forth the terms of the consulting arrangements in writing.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained herein and for other good and valuable consideration the receipt and sufficiency of which is specifically acknowledged by the parties, the Company and Consultant agree as follows:

1.           Term.  Except as otherwise expressly provided herein, the term of this Agreement shall commence on the Effective Date and shall continue through the earlier of (a) March 31, 2012, or (b) the date this Agreement is terminated pursuant to Section 7 herein (the “Term”).  This Agreement may be renewed or extended only by the mutual written agreement of both parties.

2.           Services.  The Company hereby engages Consultant to perform the business consulting services described in Exhibit A attached hereto (the “Services”) during the Term.  Exhibit A is incorporated into, and made part of, this Agreement.  Consultant may determine, in Consultant’s discretion, the means and manner of performing the Services, except as expressly limited by this Agreement.  The Company retains the right to require that Consultant satisfactorily perform the Services.   Consultant agrees perform the Services in accordance with the customary standards of the Human Resources Department of the Company.  Consultant shall conform to all applicable laws, ethical requirements and regulations in performing the Services.

3.           Fees and Expenses. The Company shall pay to Consultant, as compensation for the Services performed hereunder, the amount or amounts stated in Exhibit A.  Expenses and costs incurred by Consultant in the performance of Services shall be paid and borne solely by the Consultant without reimbursement from the Company, unless reimbursement is approved in advance by the Company.  The Company agrees to reimburse Consultant for ordinary and necessary travel or other expenses incurred by Consultant in performing Services.  Commuting mileage will not be reimbursed.  Consultant will provide all equipment and other materials necessary to perform the Services at Consultant’s own expense.  Consultant agrees not to incur any expenses in the Company’s name without the prior written authorization of the Company.  The Company will neither withhold FICA or income tax payments nor withhold any amounts for, or make any contributions on account of, unemployment compensation, worker’s compensation, employee benefit plans or otherwise pursuant to any federal, state, or local law or regulation with respect to the compensation it pays Consultant.

4.           Taxes.  Consultant shall have sole responsibility for withholding and payment of all federal, state and local taxes or contributions imposed or required under unemployment insurance, social security and income tax laws and for filing all required tax forms with respect to any amounts paid by the Company to Consultant hereunder.  Consultant shall indemnify and hold the Company harmless against any claim or liability (including penalties) resulting from failure of Consultant to pay such taxes or contributions, or failure of Consultant to file any such tax forms.

5.           Independent Contractor Status. Consultant’s relationship to the Company shall be that of an independent contractor.   Consultant understands and agrees that Consultant is not an employee of the Company.  Consultant agrees that Consultant is not entitled to any Company employee benefits or benefit plans of any kind, including but not limited to, workers’ compensation insurance, unemployment insurance, health insurance, life insurance, pension plan or any other benefit or insurance that the Company provides to its employees.  Consultant understands and Company agrees that the Consultant has no authority to obligate or bind the Company in any manner whatsoever and that the Consultant has been engaged to provide information, advice and assistance only, with all final decisions or actions to be solely the Company’s responsibility.  Subject to the provisions of Section 6 hereof, Consultant further understands and agrees that Consultant is solely and entirely responsible for Consultant’s acts or omissions in performing the Services.

6.           Indemnification.  Consultant hereby agrees to indemnify and hold harmless the Company and its affiliates, and their officers, agents and employees, from and against any and all liability, loss, damage, cost and expense (including attorneys fees) on account of any claim, suit or action made or brought against the Company, or their officers, agents or employees, arising from the Services performed by Consultant hereunder, including any act of gross negligence of Consultant in connection with such Services, or arising from any accident, injury or damage caused by Consultant’s gross negligence (i) to any person or to the property of any person during the performance of such Services, or (ii) to Consultant or damage to or loss of Consultant’s property while on the premises of the Company in connection with performing the Services under this Agreement.

7.           Termination.  This Agreement shall terminate automatically as of March 31, 2012, unless extended by mutual written agreement of the parties.  In addition, either the Company or Consultant may terminate this Agreement upon ten (10) days advance written notice to the other party.

8.           Confidentiality.

a.           Definition of Confidential Information.  For purposes of this Agreement, Confidential Information means any information, not generally known, which is proprietary to the Company, and includes, without limitation, trade secrets, inventions, know-how and information pertaining to research, new product development, product design, purchasing, marketing, sales, accounting and all customer information.  The information shall be treated as Confidential Information irrespective of its source, and all information which is identified as being “Confidential” or “trade secret” shall be presumed to be Confidential Information.”

b.           Nondisclosure.  During the Term of this Agreement and following its termination, Consultant agrees to hold all Confidential Information of the Company in strict confidence and to never, without prior written authorization of the Company, disclose, furnish, transfer, convey, communicate, make accessible to any person or use in any way Confidential Information for its or another’s benefit or permit the same to be used in competition with the Company, except as may be necessary in the performance of the Services.

9.           Return of Property.  Consultant shall immediately upon termination of this Agreement for any reason, or upon the Company’s request at any time, deliver to the Company all property, documents, correspondence, emails, reports, materials and other items, whether in hard copy, on computer disc or tape or otherwise, including all copies, (a) belonging to the Company or any customer, or to any third party to which/whom the Company has confidentiality obligations; (b) or in any way related to the business of, or the Services performed for, the Company, any customer, or any third party to which/whom the Company, has confidentiality obligations; including but not limited to any property, documents, correspondence, emails, reports, materials and other items containing trade secret, proprietary, or Confidential Information.  Consultant will not retain any copies or summaries of any kind of property, documents, correspondence, emails, reports, materials and other items Consultant returns in accordance with this Section 9.

10.         General Provisions.

a.           Nonassignment.  Consultant shall not have the right to assign or delegate, by operation of law or otherwise, any of her rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company without any further consent by Consultant.

b.           Modification or Waiver.  No purported amendment, modification or waiver of any provision of this Agreement shall be binding unless set forth in a separate written document signed by Consultant and an authorized representative of the Company.  Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed to be a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

c.           Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and be deemed duly given (i) when received if hand delivered, (ii) one (1) business day after deposit if placed in the mails for delivery with a reputable express carrier for immediate delivery on a business day, or (iii) five (5) business days after deposit if placed in the mails for delivery by registered or certified mail, return receipt request, postage pre-paid and addressed to the appropriate party at the addresses set forth on the first page hereof.  If either party changes its address for notice purposes, it shall provide the other party with written notice of such change in accordance with the above provisions, however such change shall not be effective until actually received by the addressee.

d.           Survival of Provisions.  Consultant acknowledges and agrees that the restrictions and obligations set forth in Sections 4, 6, 8 and 9 of this Agreement are reasonable, and shall survive the termination of this Agreement by either party, for any reason, whether voluntary or involuntary, and, to the extent any of such restrictions and obligations extend beyond the term of this Agreement, the Term shall be deemed to continue until such restrictions and/or obligations expire by their terms.

e.           Applicable Law and Jurisdiction.  The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of Minnesota (without giving effect to the choice of law principles thereof).  The Company and Consultant hereby consent and submit to the exclusive jurisdiction of any of the federal or state courts located in the State of Minnesota with respect to the enforcement of any rights or remedies hereunder, and waive any objection to lack of jurisdiction or inconvenient forum.

f.            Entire Agreement.  This Agreement contains the entire contract between the parties and supersedes any prior and contemporaneous written or oral agreement between the parties with respect to the subject matter hereof.

The parties hereto have executed this Agreement in a manner as appropriate to each to be effective as of the Effective Date set forth on the first page hereof.

MTS SYSTEMS CORPORATION

Date: January 6, 2012	By:	/s/ William V. Murray
Its Chief Executive Officer

Date: January 6, 2012	/s/ Kathleen M. Staby
KATHLEEN M. STABY

EXHIBIT A
Description of Services

Consultant shall perform the following services during the Term of this Agreement:

assisting in
(i)	the Company’s succession planning process and related meetings,
(ii)	coordination and administration of training in ethics and compliance in accordance with the Administrative Agreement,
(iii)	onboarding and orientation of the Company’s new Vice President of Human Resources, and
(iv)	at the request of the interim Chief Executive Officer, activity otherwise related to the functioning of the Company’s Human Resources Department.

Description of Fees

As compensation for the Services performed hereunder, the Company shall pay Consultant the following amounts during the Term of this Agreement:  $250 per hour.